Exhibit 23.2
CONSENT OF NATIONAL CINEMEDIA, LLC
Board of Directors
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Members of the Board:
We hereby consent to the use by Cinemark Holdings, Inc. (the “Company”) of the audited financial statements of National CineMedia, LLC as of and for the year ended December 27, 2007 (and comparative periods) appearing in the Form 10-K for the fiscal year ended December 31, 2007 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

National CineMedia, LLC
By National CineMedia, Inc., its managing member

By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary
March 24, 2008